Exhibit 99.1

Press Release

Regeneron Reports Third Quarter 2017 Financial and Operating Results

•	Third quarter 2017 EYLEA® (aflibercept) Injection U.S. net sales increased 12% to $953 million versus third quarter 2016

•	Third quarter 2017 EYLEA global net sales(1) increased 15% to $1.52 billion versus third quarter 2016

•
Third quarter 2017 GAAP net income per diluted share increased 46% to $3.32 versus third quarter 2016. Third quarter 2017 non-GAAP net income per diluted share increased 27% to $3.99 versus third quarter 2016.

•	Phase 3 EYLEA PANORAMA study for the treatment of diabetic retinopathy is fully enrolled with U.S. regulatory submission expected in 2018

•	Appellate court ordered a new trial and vacated permanent injunction in U.S. Praluent® patent case

Tarrytown, New York (November 8, 2017) -- Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) today announced financial results for the third quarter of 2017 and provided a business update.

Financial Highlights

($ in millions, except per share data)	Three Months Ended September 30,
	2017	2016	% Change
EYLEA U.S. net product sales	$953	$854	12%
Total revenues	$1,501	$1,220	23%
GAAP net income	$388	$265	46%
GAAP net income per share - diluted	$3.32	$2.27	46%
Non-GAAP net income(2)	$470	$365	29%
Non-GAAP net income per share - diluted(2)	$3.99	$3.13	27%

"In the third quarter, Regeneron made significant progress with our commercialized medicines, including continued strong global sales for our retinal therapy EYLEA and the completion of enrollment in our Phase 3 PANORAMA study in diabetic retinopathy, which represents an important new potential indication for EYLEA. We also saw robust U.S. launch progress with Dupixent in moderate-to-severe atopic dermatitis, and a favorable U.S. appellate court ruling for Praluent in our ongoing PCSK9 antibody litigation," said Leonard S. Schleifer, M.D., Ph.D., President and Chief Executive Officer of Regeneron. "Looking forward, we anticipate a U.S. regulatory submission for dupilumab in uncontrolled asthma later this year and continue to advance a broad dupilumab development program in other Type 2 allergic diseases.  In addition, we are making important strides in our immuno-oncology program and expect to submit our first

U.S. regulatory application for cemiplimab, our PD-1 antibody, in advanced cutaneous squamous cell carcinoma in early 2018."

Business Highlights

Marketed Product Update

EYLEA® (aflibercept) Injection for Intravitreal Injection

•
In the third quarter of 2017, net sales of EYLEA in the United States increased 12% to $953 million from $854 million in the third quarter of 2016. Overall distributor inventory levels remained within the Company's one- to two-week targeted range.

•	In the third quarter of 2017, enrollment was completed in the Phase 3 PANORAMA study in patients with non-proliferative diabetic retinopathy without diabetic macular edema (DME).

•
Bayer commercializes EYLEA outside the United States. In the third quarter of 2017, net sales of EYLEA outside of the United States(1) were $564 million, compared to $471 million in the third quarter of 2016. In the third quarter of 2017, Regeneron recognized $205 million from its share of net profit from EYLEA sales outside the United States, compared to $171 million in the third quarter of 2016.

Dupixent® (dupilumab) Injection

•	Dupilumab, an antibody that blocks signaling of IL-4 and IL-13, is currently being studied in asthma, pediatric atopic dermatitis, nasal polyps, and eosinophilic esophagitis (EoE).

•
In the third quarter of 2017, global net sales of Dupixent were $89 million, which were almost exclusively in the United States. Product sales for Dupixent are recorded by Sanofi, and the Company shares in any profits or losses from the commercialization of Dupixent.

•	In September 2017, the European Commission granted marketing authorization for Dupixent for use in adults with moderate-to-severe atopic dermatitis who are candidates for systemic therapy.

•
In September 2017, the Company and Sanofi presented positive results from the Phase 3 LIBERTY AD CAFÉ study in atopic dermatitis at the annual European Academy of Dermatology and Venereology (EADV) Congress.

•
In September 2017, the Company and Sanofi announced that the Phase 3 LIBERTY ASTHMA QUEST study of dupilumab in a broad population of adults and adolescents with uncontrolled, persistent asthma met its two primary endpoints.

•
In October 2017, the Company and Sanofi announced that the Phase 3 LIBERTY ASTHMA VENTURE study evaluating dupilumab in adults and adolescents with severe, steroid-dependent asthma met its primary endpoint and key secondary endpoints.

•	In September 2017, the FDA granted orphan drug designation for the treatment of EoE.

•	In October 2017, the Company and Sanofi presented positive results from the Phase 2 study in adults with active moderate-to-severe EoE at the World Congress of Gastroenterology.

Praluent® (alirocumab) Injection for the Treatment of Elevated Low-Density Lipoprotein (LDL) Cholesterol

•
In the third quarter of 2017, global net sales of Praluent were $49 million, compared to $38 million in the third quarter of 2016. Product sales for Praluent are recorded by Sanofi, and the Company shares in any profits or losses from the commercialization of Praluent.

•
In October 2017, the U.S. Court of Appeals for the Federal Circuit ordered a new trial on the issues of written description and enablement and vacated the permanent injunction in the ongoing PCSK9 litigation.

•	A Phase 3 study in homozygous familial hypercholesterolemia (HoFH) was initiated in the fourth quarter of 2017.

Kevzara® (sarilumab) Injection

•
In the third quarter of 2017, global net sales of Kevzara were $3 million. Product sales for Kevzara are recorded by Sanofi, and the Company shares in any profits or losses from the commercialization of Kevzara.

•
In September 2017, the Pharmaceuticals and Medical Devices Agency (PMDA) in Japan approved Kevzara for the treatment of adult patients with rheumatoid arthritis who have had an inadequate response to conventional treatments.

Pipeline Progress

Regeneron has sixteen product candidates in clinical development, which consist of EYLEA and fully human monoclonal antibodies generated using the Company's VelocImmune® technology, including six in collaboration with Sanofi. In addition to EYLEA, Dupixent, Praluent, and Kevzara discussed above, updates from the clinical pipeline include:
Cemiplimab (REGN2810), an antibody to programmed cell death protein 1 (PD-1), is being studied in patients with cancer.

•
In the third quarter of 2017, the FDA granted Breakthrough Therapy designation for the treatment of adults with metastatic cutaneous squamous cell carcinoma (CSCC) and adults with locally advanced and unresectable CSCC.

•	A pivotal Phase 2 study in metastatic or locally advanced and unresectable CSCC is ongoing.

•	A Phase 3 study in cervical cancer was initiated in the third quarter of 2017.

Fasinumab is an antibody targeting Nerve Growth Factor (NGF). A Phase 3 efficacy study of fasinumab compared to placebo or naproxen in patients with pain due to osteoarthritis of the knee or hip was initiated in the third quarter of 2017.

Suptavumab is an antibody to the Respiratory Syncytial Virus-F (RSV-F). In August 2017, the Company reported that a Phase 3 study evaluating suptavumab did not meet its primary endpoint of preventing medically-attended RSV infections in infants. Further clinical development of suptavumab has been discontinued.

Select Upcoming 2017 Milestones

Programs		Milestones
EYLEA	•	File sBLA with FDA for every 12-week dosing interval in neovascular age-related macular degeneration (wet AMD)
Dupixent	•	Submit sBLA for asthma in adult/adolescent patients
	•	Initiate Phase 3 studies in younger pediatric patients in atopic dermatitis
Praluent	•	Complete ODYSSEY OUTCOMES study (with data expected in early 2018)
	•	File sBLA with FDA for use with apheresis
Cemiplimab (PD-1 Antibody)	•	Report interim data from pivotal Phase 2 CSCC study
Fasinumab (NGF Antibody)	•	Initiate Phase 3 study in patients with both chronic low back pain and osteoarthritis
Nesvacumab/aflibercept (Ang2 Antibody co-formulated with aflibercept)	•	Report top-line data from Phase 2 studies in DME (RUBY) and wet AMD (ONYX)
REGN2477 (Activin A Antibody)	•	Initiate Phase 2 study in patients with Fibrodysplasia Ossificans Progressiva (FOP)

Third Quarter 2017 Financial Results

Product Revenues: Net product sales were $957 million in the third quarter of 2017, compared to $857 million in the third quarter of 2016. EYLEA net product sales in the United States were $953 million in the third quarter of 2017, compared to $854 million in the third quarter of 2016.

Total Revenues: Total revenues, which include product revenues described above, increased by 23% to $1.501 billion in the third quarter of 2017, compared to $1.220 billion in the third quarter of 2016. Total revenues include Sanofi and Bayer collaboration revenues of $482 million in the third quarter of 2017, compared to $336 million in the third quarter of 2016. Sanofi collaboration revenue in the third quarter of 2017 included higher reimbursements by Sanofi in connection with validating the Company's commercial manufacturing facilities and the recognition of a higher amount of previously deferred revenue from up-front and other payments in connection with the Company's Antibody Discovery Agreement which will end on December 31, 2017 without any extension.

Refer to Table 4 for a summary of collaboration and other revenue.

Research and Development (R&D) Expenses: GAAP R&D expenses were $530 million in the third quarter of 2017, compared to $543 million in the third quarter of 2016. The lower R&D expenses in the third quarter of 2017 were principally due to a $25 million up-front payment made in connection with the license and collaboration agreement with Adicet Bio in the third quarter of 2016 and a decrease in clinical manufacturing activities, partly offset by an increase in cemiplimab clinical trial costs. In addition, in the third quarter of 2017, R&D-related non-cash share-based compensation expense was $70 million, compared to $81 million in the third quarter of 2016.

Selling, General, and Administrative (SG&A) Expenses: GAAP SG&A expenses were $307 million in the third quarter of 2017, compared to $270 million in the third quarter of 2016. The higher selling, general, and administrative expenses were primarily due to the launches of Dupixent and Kevzara as well as an increase in commercialization-related expenses associated with EYLEA. In the third quarter of 2017, SG&A-related non-cash share-based compensation expense was $48 million, compared to $49 million in the third quarter of 2016.

Cost of Collaboration and Contract Manufacturing (COCM): GAAP COCM was $58 million in the third quarter of 2017, compared to $14 million in the third quarter of 2016. The higher COCM costs were primarily due to validation activities at the Company's Limerick commercial manufacturing facility related to products that are in collaboration with Sanofi.

Income Tax Expense: In the third quarter of 2017, GAAP income tax expense was $177 million and the effective tax rate was 31.3%, compared to $101 million and 27.6% in the third quarter of 2016. The effective tax rate for the third quarter of 2017 was positively impacted, compared to the U.S. federal statutory rate, by the tax benefit associated with stock-based compensation, the domestic manufacturing deduction, and the federal tax credit for research activities, partly offset by the negative impact of losses incurred in foreign jurisdictions with rates lower than the federal statutory rate and the non-tax deductible Branded Prescription Drug Fee.

GAAP and Non-GAAP Net Income(2): The Company reported GAAP net income of $388 million, or $3.64 per basic share and $3.32 per diluted share, in the third quarter of 2017, compared to GAAP net income of $265 million, or $2.53 per basic share and $2.27 per diluted share, in the third quarter of 2016.

The Company reported non-GAAP net income of $470 million, or $4.41 per basic share and $3.99 per diluted share, in the third quarter of 2017, compared to non-GAAP net income of $365 million, or $3.48 per basic share and $3.13 per diluted share, in the third quarter of 2016.

A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.

2017 Financial Guidance(3)

The Company's updated full year 2017 financial guidance consists of the following components:

EYLEA U.S. net product sales	Approximately 10% growth over 2016 (reaffirmed)
Sanofi reimbursement of Regeneron commercialization-related expenses	$350 million - $375 million (previously $370 million - $400 million)
Non-GAAP unreimbursed R&D(2)(4)	$885 million - $915 million (previously $925 million - $965 million)
Non-GAAP SG&A(2)(4)	$1.070 billion - $1.100 billion (previously $1.120 billion - $1.160 billion)
Effective tax rate	26% - 29% (previously 27% - 31%)
Capital expenditures	$265 million - $285 million (previously $250 million - $285 million)

(1)
Regeneron records net product sales of EYLEA in the United States. Outside the United States, EYLEA net product sales comprise sales by Bayer in countries other than Japan and sales by Santen Pharmaceutical Co., Ltd. in Japan under a co-promotion agreement with an affiliate of Bayer. The Company recognizes its share of the profits (including a percentage on sales in Japan) from EYLEA sales outside the United States within "Bayer collaboration revenue" in its Statements of Operations.

(2)
This press release uses non-GAAP net income, non-GAAP net income per share, non-GAAP unreimbursed R&D, and non-GAAP SG&A, which are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). These non-GAAP financial measures are computed by excluding certain non-cash and other items from the related GAAP financial measure. Non-GAAP adjustments also include the income tax effect of reconciling items.

The Company makes such adjustments for items the Company does not view as useful in evaluating its operating performance. For example, adjustments may be made for items that fluctuate from period to period based on factors that are not within the Company's control, such as the Company's stock price on the dates share-based grants are issued. Management uses these non-GAAP measures for planning, budgeting, forecasting, assessing historical performance, and making financial and operational decisions, and also provides forecasts to investors on this basis. Additionally, such non-GAAP measures provide investors with an enhanced understanding of the financial performance of the Company's core business operations. However, there are limitations in the use of these and other non-GAAP financial measures as they exclude certain expenses that are recurring in nature. Furthermore, the Company's non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Any non-GAAP financial measure presented by Regeneron should be considered supplemental to, and not a substitute for, measures of financial performance prepared in accordance with GAAP. A reconciliation of the Company's historical GAAP to non-GAAP results is included in Table 3 of this press release.

(3)	The Company's 2017 financial guidance does not assume the completion of any significant business development transactions not completed as of the date of this press release.

(4)	A reconciliation of full year 2017 non-GAAP to GAAP financial guidance is included below:

	Projected Range
(In millions)	Low	High
GAAP unreimbursed R&D (5)	$1,145	$1,190
R&D: Non-cash share-based compensation expense	(260)	(275)
Non-GAAP unreimbursed R&D	$885	$915

GAAP SG&A	$1,270	$1,325
SG&A: Non-cash share-based compensation expense	(200)	(225)
Non-GAAP SG&A	$1,070	$1,100

(5)	Unreimbursed R&D represents R&D expenses reduced by R&D expense reimbursements from the Company's collaborators and/or customers.

Conference Call Information

Regeneron will host a conference call and simultaneous webcast to discuss its third quarter 2017 financial and operating results on Wednesday, November 8, 2017, at 8:30 AM. To access this call, dial (800) 708-4539 (U.S.) or (847) 619-6396 (International). A link to the webcast may be accessed from the "Events" page of Regeneron's website at http://investor.regeneron.com/events.cfm. A replay of the conference call and webcast will be archived on the Company's website and will be available for 30 days.

About Regeneron Pharmaceuticals, Inc.

Regeneron is a leading biotechnology company that invents life-transforming medicines for people with serious diseases.  Founded and led for nearly 30 years by physician-scientists, Regeneron's unique ability to repeatedly and consistently translate science into medicine has led to six FDA-approved treatments and over a dozen product candidates in development, all of which were homegrown in Regeneron's laboratories. Regeneron's medicines and pipeline are designed to help patients with eye disease, heart disease, allergic and inflammatory diseases, pain, cancer, infectious diseases, and rare diseases.

Regeneron is accelerating and improving the traditional drug development process through its proprietary VelociSuite® technologies, including VelociGene® and VelocImmune® to yield optimized fully human antibodies, and ambitious initiatives such as the Regeneron Genetics Center, one of the largest genetics sequencing efforts in the world.

For additional information about the Company, please visit www.regeneron.com or follow @Regeneron on Twitter.

Forward-Looking Statements and Use of Digital Media

This press release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. ("Regeneron" or the "Company"), and actual events or results may differ materially from these forward-looking statements.  Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate," variations of such words and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words.  These statements concern, and these risks and uncertainties include, among others, the nature, timing, and possible success and therapeutic applications of Regeneron’s products, product candidates, and research and clinical programs now underway or planned; the likelihood and timing of achieving any of the anticipated milestones described in this news release; unforeseen safety issues resulting from the administration of products and product candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s product candidates in clinical trials; the likelihood and timing of possible regulatory approval and commercial launch of Regeneron's late-stage product candidates and new indications for marketed products, including without limitation EYLEA® (aflibercept) Injection, Dupixent® (dupilumab) Injection, Praluent® (alirocumab) Injection, Kevzara® (sarilumab) Injection, cemiplimab, and fasinumab; the extent to which the results from the research and development programs conducted by Regeneron or its collaborators may be replicated in other studies and lead to therapeutic applications; ongoing regulatory obligations and oversight impacting Regeneron's marketed products (such as EYLEA, Dupixent, Praluent, and Kevzara), research and clinical programs, and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron's ability to continue to develop or commercialize Regeneron's products and product candidates; competing drugs and product candidates that may be superior to Regeneron's products and product candidates; uncertainty of market acceptance and commercial success of Regeneron's products and product candidates and the impact of studies (whether conducted by Regeneron or others and whether mandated or voluntary), on the commercial success of Regeneron's products and product candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates; the ability of Regeneron’s collaborators, suppliers, or other third parties to perform filling, finishing, packaging, labeling, distribution, and other steps related to Regeneron’s products and product candidates; coverage and reimbursement determinations by third-party payers, including Medicare and Medicaid; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its sales or other financial projections or guidance and changes to the assumptions underlying those projections or guidance, including without limitation those relating to EYLEA U.S. net product sales, Sanofi reimbursement of Regeneron commercialization-related expenses, non-GAAP unreimbursed R&D, non-GAAP SG&A, effective tax rate, and capital expenditures; the potential for any license or collaboration agreement, including Regeneron's agreements with Sanofi, Bayer, and Teva Pharmaceutical Industries Ltd. (or their respective affiliated companies, as applicable), to be cancelled or terminated without any further product success; and risks associated with intellectual property of other parties and pending or future litigation relating thereto, including without limitation the patent litigation proceedings relating to Praluent, the ultimate outcome of any such litigation proceedings, and the impact any of the foregoing may have on Regeneron’s business, prospects, operating results, and financial condition.  A more complete description of these and other material risks can be found in Regeneron's filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2016 and its Form 10-Q for the quarterly period ended September 30, 2017.  Any forward-looking statements are made based on management's current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron.  Regeneron does not undertake any obligation to update publicly any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Regeneron uses its media and investor relations website and social media outlets to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Regeneron is routinely posted and is accessible on Regeneron's media and investor relations website (http://newsroom.regeneron.com) and its Twitter feed (http://twitter.com/regeneron).

Non-GAAP Financial Measures

This press release and/or the financial results attached to this press release include amounts that are considered "non-GAAP financial measures" under SEC rules. As required, Regeneron has provided reconciliations of historical non-GAAP financial measures.

###

Contact Information:

Manisha Narasimhan, Ph.D.	Hala Mirza
Investor Relations	Corporate Communications
914-847-5126	914-847-3422
manisha.narasimhan@regeneron.com	hala.mirza@regeneron.com

TABLE 1

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30,	December 31,
	2017	2016
Assets:
Cash and marketable securities	$2,706,247	$1,902,944
Accounts receivable - trade, net	1,532,693	1,343,368
Accounts receivable from Sanofi and Bayer	438,756	268,252
Inventories	641,588	399,356
Property, plant, and equipment, net	2,274,529	2,083,421
Deferred tax assets	927,023	825,303
Other assets	180,379	150,822
Total assets	$8,701,215	$6,973,466

Liabilities and stockholders' equity:
Accounts payable, accrued expenses, and other liabilities	$943,985	$980,659
Deferred revenue	1,003,320	1,062,436
Capital and facility lease obligations	702,317	481,126
Stockholders' equity	6,051,593	4,449,245
Total liabilities and stockholders' equity	$8,701,215	$6,973,466

TABLE 2

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Net product sales	$957,367	$857,468	$2,739,745	$2,475,869
Sanofi collaboration revenue	245,175	144,392	677,670	527,500
Bayer collaboration revenue	236,625	191,298	640,919	562,786
Other revenue	61,506	26,964	231,446	67,445
	1,500,673	1,220,122	4,289,780	3,633,600
Expenses:
Research and development	529,749	543,047	1,547,159	1,573,089
Selling, general, and administrative	306,766	270,045	910,520	851,760
Cost of goods sold	46,388	29,901	149,774	150,090
Cost of collaboration and contract manufacturing	57,844	14,327	141,547	74,923
	940,747	857,320	2,749,000	2,649,862

Income from operations	559,926	362,802	1,540,780	983,738

Other income (expense), net	5,679	3,079	(17,036)	4,550

Income before income taxes	565,605	365,881	1,523,744	988,288

Income tax expense	(177,288)	(101,077)	(498,752)	(345,881)

Net income	$388,317	$264,804	$1,024,992	$642,407

Net income per share - basic	$3.64	$2.53	$9.66	$6.14
Net income per share - diluted	$3.32	$2.27	$8.84	$5.51

Weighted average shares outstanding - basic	106,706	104,833	106,108	104,586
Weighted average shares outstanding - diluted	117,028	116,466	115,994	116,567

TABLE 3

REGENERON PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
GAAP net income	$388,317	$264,804	$1,024,992	$642,407
Adjustments:
R&D: Non-cash share-based compensation expense	70,123	80,572	213,174	237,991
R&D: Upfront payments related to license and collaboration agreements	—	25,000	—	100,000
SG&A: Non-cash share-based compensation expense	47,672	49,369	146,192	157,181
COGS and COCM: Non-cash share-based compensation expense	7,302	1,438	20,778	10,148
Other expense: Loss on extinguishment of debt	—	—	30,100	466
Income tax effect of reconciling items above	(42,958)	(56,210)	(141,458)	(181,558)
Non-GAAP net income	$470,456	$364,973	$1,293,778	$966,635

Non-GAAP net income per share - basic	$4.41	$3.48	$12.19	$9.24
Non-GAAP net income per share - diluted	$3.99	$3.13	$11.09	$8.28

Shares used in calculating:
Non-GAAP net income per share - basic	106,706	104,833	106,108	104,586
Non-GAAP net income per share - diluted	117,819	116,644	116,616	116,764

TABLE 4

REGENERON PHARMACEUTICALS, INC.
COLLABORATION AND OTHER REVENUE (Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Sanofi collaboration revenue:
Reimbursement of Regeneron research and development expenses	$190,188	$167,615	$609,464	$567,074
Reimbursement of Regeneron commercialization-related expenses	90,339	64,418	251,002	213,957
Regeneron's share of losses in connection with commercialization of antibodies	(98,315)	(112,001)	(328,998)	(333,530)
Other	62,963	24,360	146,202	79,999
Total Sanofi collaboration revenue	245,175	144,392	677,670	527,500

Bayer collaboration revenue:
Regeneron's net profit in connection with commercialization of EYLEA outside the United States	205,367	170,854	571,126	484,181
Reimbursement of Regeneron development expenses	13,378	9,652	26,447	21,351
Other	17,880	10,792	43,346	57,254
Total Bayer collaboration revenue	236,625	191,298	640,919	562,786

Total Sanofi and Bayer collaboration revenue	$481,800	$335,690	$1,318,589	$1,090,286

Other revenue:
Reimbursement of Regeneron research and development expenses - Teva	$28,537	$3,064	$82,068	$3,064
Reimbursement of Regeneron research and development expenses - other	150	933	3,562	1,553
Substantive development milestones	—	—	55,000	—
Other	32,819	22,967	90,816	62,828
Total other revenue	$61,506	$26,964	$231,446	$67,445